Exhibit 2.1







              AGREEMENT AND PLAN OF REORGANIZATION

                         BY AND BETWEEN

                     RICHFOOD HOLDINGS, INC.

                               AND

                     SUPER RITE CORPORATION






                    Dated as of June 26, 1995






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                        TABLE OF CONTENTS

                                                             PAGE

                            ARTICLE I
                           DEFINITIONS

  Section 1.1.   Agreement . . . . . . . . . . . . . . . . . .  2
  Section 1.2.   Certificates. . . . . . . . . . . . . . . . .  2
  Section 1.3.   Closing; Closing Date . . . . . . . . . . . .  2
  Section 1.4.   Code. . . . . . . . . . . . . . . . . . . . .  2
  Section 1.5.   Confidentiality Agreement . . . . . . . . . .  3
  Section 1.6.   Contracts . . . . . . . . . . . . . . . . . .  3
  Section 1.7.   DGCL. . . . . . . . . . . . . . . . . . . . .  3
  Section 1.8.   DLJ . . . . . . . . . . . . . . . . . . . . .  3
  Section 1.9.   Effective Time. . . . . . . . . . . . . . . .  3
  Section 1.10.  ERISA . . . . . . . . . . . . . . . . . . . .  3
  Section 1.11.  Exchange Act. . . . . . . . . . . . . . . . .  3
  Section 1.12.  Exchange Agent. . . . . . . . . . . . . . . .  3
  Section 1.13.  GAAP. . . . . . . . . . . . . . . . . . . . .  4
  Section 1.14.  Governmental Authority. . . . . . . . . . . .  4
  Section 1.15.  HSR Act . . . . . . . . . . . . . . . . . . .  4
  Section 1.16.  IRS . . . . . . . . . . . . . . . . . . . . .  4
  Section 1.17.  Joint Proxy Statement/Prospectus. . . . . . .  4
  Section 1.18.  Knowledge of Richfood . . . . . . . . . . . .  4
  Section 1.19.  Knowledge of Super Rite . . . . . . . . . . .  5
  Section 1.20.  Law . . . . . . . . . . . . . . . . . . . . .  5
  Section 1.21.  Material Adverse Effect . . . . . . . . . . .  5
  Section 1.22.  Merger. . . . . . . . . . . . . . . . . . . .  6
  Section 1.23.  Merger Subsidiary . . . . . . . . . . . . . .  6
  Section 1.24.  Nasdaq. . . . . . . . . . . . . . . . . . . .  6
  Section 1.25.  NYSE. . . . . . . . . . . . . . . . . . . . .  6
  Section 1.26.  Partnership; Partnerships . . . . . . . . . .  6
  Section 1.27.  Permits . . . . . . . . . . . . . . . . . . .  7
  Section 1.28.  Plan of Merger. . . . . . . . . . . . . . . .  7
  Section 1.29.  Registration Statement. . . . . . . . . . . .  7
  Section 1.30.  Richfood. . . . . . . . . . . . . . . . . . .  7
  Section 1.31.  Richfood Common Stock . . . . . . . . . . . .  7
  Section 1.32.  Richfood Companies. . . . . . . . . . . . . .  7
  Section 1.33.  Richfood Fiscal 1995 Financial Statements . .  8
  Section 1.34.  Richfood SEC Reports. . . . . . . . . . . . .  8
  Section 1.35.  SEC . . . . . . . . . . . . . . . . . . . . .  8
  Section 1.36.  Securities Act. . . . . . . . . . . . . . . .  8
  Section 1.37.  Special Meetings. . . . . . . . . . . . . . .  8
  Section 1.38.  Subsidiary; Subsidiaries. . . . . . . . . . .  9
  Section 1.39.  Super Rite. . . . . . . . . . . . . . . . . .  9
  Section 1.40.  Super Rite Common Stock . . . . . . . . . . .  9
  Section 1.41.  Super Rite Companies. . . . . . . . . . . . .  9
  Section 1.42.  Super Rite Indenture. . . . . . . . . . . . . 10
  Section 1.43.  Super Rite Notes. . . . . . . . . . . . . . . 10
  Section 1.44.  Super Rite SEC Reports. . . . . . . . . . . . 10
  Section 1.45.  Taxes . . . . . . . . . . . . . . . . . . . . 10
  Section 1.46.  Tax Returns . . . . . . . . . . . . . . . . . 11
  Section 1.47.  Wheat . . . . . . . . . . . . . . . . . . . . 11

                           ARTICLE II
                           THE MERGER

  Section 2.1.   The Merger. . . . . . . . . . . . . . . . . . 12
  Section 2.2.   Exchange of Certificates. . . . . . . . . . . 13

                           ARTICLE III
                  SHAREHOLDER APPROVAL; CLOSING

  Section 3.1.   Shareholder Approval. . . . . . . . . . . . . 17
  Section 3.2.   Time and Place of Closing . . . . . . . . . . 18

                           ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF RICHFOOD

  Section 4.1.   Organization and Authority of the Richfood
                 Companies . . . . . . . . . . . . . . . . . . 19
  Section 4.2.   Capitalization. . . . . . . . . . . . . . . . 20
  Section 4.3.   Authority Relative to this Agreement. . . . . 21
  Section 4.4.   Consents and Approvals; No Violations . . . . 22
  Section 4.5.   Reports . . . . . . . . . . . . . . . . . . . 24
  Section 4.6.   Absence of Certain Events . . . . . . . . . . 25
  Section 4.7.   Joint Proxy Statement/Prospectus. . . . . . . 26
  Section 4.8.   Litigation. . . . . . . . . . . . . . . . . . 26
  Section 4.9.   Employee Benefit Plans. . . . . . . . . . . . 27
  Section 4.10.  Tax Matters . . . . . . . . . . . . . . . . . 29
  Section 4.11.  Compliance with Law . . . . . . . . . . . . . 31
  Section 4.12.  Fees and Expenses of Brokers and Others . . . 31
  Section 4.13.  Accuracy of Information . . . . . . . . . . . 31
  Section 4.14.  Absence of Undisclosed Liabilities. . . . . . 32
  Section 4.15.  Opinion of Financial Advisor. . . . . . . . . 32
  Section 4.16.  Accounting Matters. . . . . . . . . . . . . . 33

                            ARTICLE V
                 REPRESENTATIONS AND WARRANTIES
                          OF SUPER RITE

  Section 5.1.   Organization and Authority of the Super Rite
                 Companies . . . . . . . . . . . . . . . . . . 33
  Section 5.2.   Capitalization. . . . . . . . . . . . . . . . 34
  Section 5.3.   Authority Relative to this Agreement. . . . . 35
  Section 5.4.   Consents and Approvals; No Violations . . . . 36
  Section 5.5.   Reports . . . . . . . . . . . . . . . . . . . 38
  Section 5.6.   Absence of Certain Events . . . . . . . . . . 39
  Section 5.7.   Joint Proxy Statement/Prospectus. . . . . . . 40
  Section 5.8.   Litigation. . . . . . . . . . . . . . . . . . 41
  Section 5.9.   Title to and Sufficiency of Assets. . . . . . 42
  Section 5.10.  Contracts . . . . . . . . . . . . . . . . . . 42
  Section 5.11.  Labor Matters . . . . . . . . . . . . . . . . 44
  Section 5.12.  Employee Benefit Plans. . . . . . . . . . . . 45
  Section 5.13.  Tax Matters . . . . . . . . . . . . . . . . . 47
  Section 5.14.  Compliance with Law . . . . . . . . . . . . . 51
  Section 5.15.  Transactions With Affiliates. . . . . . . . . 52
  Section 5.16.  Fees and Expenses of Brokers and Others . . . 53
  Section 5.17.  Accuracy of Information . . . . . . . . . . . 53
  Section 5.18.  Absence of Undisclosed Liabilities. . . . . . 54
  Section 5.19.  Opinion of Financial Advisor. . . . . . . . . 54
  Section 5.20.  Accounting Matters. . . . . . . . . . . . . . 55

                           ARTICLE VI
                            COVENANTS

  Section 6.1.   Conduct of the Businesses of Richfood and
                 Super Rite. . . . . . . . . . . . . . . . . . 55
  Section 6.2.   No Solicitation . . . . . . . . . . . . . . . 62
  Section 6.3.   The Registration Statement; Listing . . . . . 63
  Section 6.4.   Access to Information; Confidentiality
                 Agreement . . . . . . . . . . . . . . . . . . 66
  Section 6.5.   Best Efforts. . . . . . . . . . . . . . . . . 67
  Section 6.6.   Consents. . . . . . . . . . . . . . . . . . . 67
  Section 6.7.   Public Announcements. . . . . . . . . . . . . 68
  Section 6.8.   Certain Leases. . . . . . . . . . . . . . . . 68
  Section 6.9.   Affiliates. . . . . . . . . . . . . . . . . . 69
  Section 6.10.  Stock Options . . . . . . . . . . . . . . . . 70
  Section 6.11.  Letter of Super Rite's Accountants. . . . . . 72
  Section 6.12.  Letter of Richfood's Accountants. . . . . . . 72
  Section 6.13.  Opinions of Financial Advisors. . . . . . . . 73
  Section 6.14.  Registration Rights . . . . . . . . . . . . . 73
  Section 6.15.  Indemnification; Insurance. . . . . . . . . . 84

                           ARTICLE VII
       CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

  Section 7.1.   Conditions Precedent to Each Party's
                 Obligation to Effect the Merger . . . . . . . 85
  Section 7.2.   Conditions Precedent to Obligations of Super
                 Rite. . . . . . . . . . . . . . . . . . . . . 88
  Section 7.3.   Conditions Precedent to Obligations of
                 Richfood.   . . . . . . . . . . . . . . . . . 90

                          ARTICLE VIII
                 TERMINATION; AMENDMENT; WAIVER

  Section 8.1.   Termination . . . . . . . . . . . . . . . . . 92
  Section 8.2.   Effect of Termination . . . . . . . . . . . . 95
  Section 8.3.   Termination Fee . . . . . . . . . . . . . . . 95
  Section 8.4.   Amendment . . . . . . . . . . . . . . . . . . 97
  Section 8.5.   Extension; Waiver . . . . . . . . . . . . . . 98

                           ARTICLE IX
                          MISCELLANEOUS

  Section 9.1.   Survival of Representations and Warranties. . 98
  Section 9.2.   Brokerage Fees and Commissions. . . . . . . . 98
  Section 9.3.   Entire Agreement; Assignment. . . . . . . . . 99
  Section 9.4.   Notices . . . . . . . . . . . . . . . . . . . 99
  Section 9.5.   Governing Law . . . . . . . . . . . . . . . .101
  Section 9.6.   Descriptive Headings. . . . . . . . . . . . .101
  Section 9.7.   Parties in Interest . . . . . . . . . . . . .101
  Section 9.8.   Counterparts. . . . . . . . . . . . . . . . .102
  Section 9.9.   Specific Performance. . . . . . . . . . . . .102
  Section 9.10.  Fees and Expenses . . . . . . . . . . . . . .102
  Section 9.11.  Severability. . . . . . . . . . . . . . . . .102


                            EXHIBITS

Exhibit 1.18        Knowledge of Richfood
Exhibit 1.19        Knowledge of Super Rite
Exhibit 1.26A       Partnerships of Richfood
Exhibit 1.26B       Partnerships of Super Rite
Exhibit 1.28        Plan of Merger
Exhibit 1.38A       Subsidiaries of Richfood
Exhibit 1.38B       Subsidiaries of Super Rite
Exhibit 3.1A        Certain Shareholders of Super Rite
Exhibit 3.1B        Form of Super Rite Shareholder Letter
Exhibit 4.2         Richfood Options, Warrants, Subscriptions or
                       Other Rights
Exhibit 4.4         Richfood Required Consents
Exhibit 4.10        Tax Matters Concerning Richfood
Exhibit 5.2         Super Rite Outstanding Options, Warrants,
                       Subscriptions or Other Rights
Exhibit 5.4         Super Rite Required Consents
Exhibit 5.6         Adverse Changes Affecting Super Rite
Exhibit 5.8         Super Rite Litigation
Exhibit 5.9         Certain Permitted Liens
Exhibit 5.11        Super Rite Labor Matters
Exhibit 5.12        Super Rite Benefit Plans
Exhibit 5.13        Tax Matters Concerning Super Rite
Exhibit 5.15        Transactions With Affiliates by Super Rite
Exhibit 6.8         Amendments to Certain Leases to be Effected
                       Prior to Closing
Exhibit 6.9         Form of Super Rite Affiliate Letter
Exhibit 6.14        Certain Super Rite Shareholders
Exhibit 7.3         Forms of Consulting and Non-competition
                    Agreements

              AGREEMENT AND PLAN OF REORGANIZATION


     AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 26,
1995, by and between RICHFOOD HOLDINGS, INC., a Virginia corporation ("Richfood"), and SUPER RITE CORPORATION, a Delaware corporation ("Super Rite").

                            RECITALS

     WHEREAS, the respective Boards of Directors of Richfood and Super Rite have determined that it is in the best interests of their respective shareholders that the businesses and operations of Richfood and Super Rite be combined; and

     WHEREAS, the parties have determined that the most practical manner to give effect to such combination is through the merger of SR Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Richfood ("Merger Subsidiary"), with and into Super Rite (the "Merger"), with Super Rite to be the surviving corporation of such Merger; and

     WHEREAS, pursuant to the Merger, each outstanding share of Super Rite Common Stock (as hereinafter defined) will be converted into 1.0205 shares of Richfood Common Stock (as hereinafter defined); and

     WHEREAS, for Federal income tax purposes, it is intended that the transactions contemplated by this Agreement shall constitute a reorganization within the meaning of section 368 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

     NOW, THEREFORE, in consideration of the premises, which are incorporated into and made part of this Agreement, and of the mutual representations, warranties, covenants, agreements and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                            ARTICLE I
                           DEFINITIONS

     Section 1.1.   Agreement.  "Agreement" shall mean this
Agreement and Plan of Reorganization, together with the Plan of Merger and other Exhibits attached hereto, as amended from time to time in accordance with the terms hereof.

     Section 1.2. Certificates. "Certificates" shall have the meaning given in Section 2.2 hereof.

     Section 1.3. Closing; Closing Date. "Closing" shall mean the closing conference held pursuant to Section 3.2 hereof, and "Closing Date" shall mean the date on which the Closing occurs.

     Section 1.4. Code. "Code" shall mean, as appropriate, the Internal Revenue Code of 1954 or of 1986, each as amended.

     Section 1.5.   Confidentiality Agreement.  "Confidentiality
Agreement" shall mean the letter agreement, dated June 15, 1995, between Super Rite and Richfood.

     Section 1.6. Contracts. "Contracts" shall mean contracts, agreements, leases, licenses, arrangements, understandings, relationships and commitments, written or oral.

     Section 1.7.   DGCL.  "DGCL" shall mean the Delaware General
Corporation Law, as amended.

     Section 1.8.   DLJ.  "DLJ" shall mean Donaldson, Lufkin &
Jenrette, financial advisors to Super Rite.

     Section 1.9. Effective Time. "Effective Time" shall have the meaning given in Section 3.1 hereof.

     Section 1.10.  ERISA.  "ERISA" shall mean the Employee
Retirement Income Security Act of 1974, as amended.

     Section 1.11.  Exchange Act.  "Exchange Act" shall mean the
Securities Exchange Act of 1934, as amended.

     Section 1.12.  Exchange Agent.  "Exchange Agent" shall mean
First Union National Bank of North Carolina.

     Section 1.13. GAAP. "GAAP" shall mean generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statement.

     Section 1.14. Governmental Authority. "Governmental Authority" shall mean any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States, any of its possessions or territories, or of any foreign nation.

     Section 1.15.  HSR Act.  "HSR Act" shall mean the Hart-
Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Section 1.16.  IRS.  "IRS" shall mean the Internal Revenue
Service.

     Section 1.17. Joint Proxy Statement/Prospectus. "Joint Proxy Statement/Prospectus" shall mean the Proxy State-ment/Prospectus of Richfood and Super Rite included in the Registration Statement and distributed to the shareholders of each company in connection with the Special Meetings.

     Section 1.18.  Knowledge of Richfood.  "Knowledge of
Richfood" shall mean the actual knowledge, after due inquiry, of those officers of Richfood identified on Exhibit 1.18 attached hereto.

     Section 1.19.  Knowledge of Super Rite.  "Knowledge of Super
Rite" shall mean the actual knowledge, after due inquiry, of those officers of Super Rite identified on Exhibit 1.19 attached hereto.

     Section 1.20. Law. "Law" shall mean any federal, state, provincial, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

     Section 1.21. Material Adverse Effect. "Material Adverse Effect" shall mean, with respect to any entity or group of entities, a material adverse effect (or any development which, insofar as reasonably can be foreseen, is reasonably likely to have a material adverse effect), on the business, assets, financial or other condition, results of operations or prospects of such entity or group of entities taken as a whole; provided, however, that in the case of the Super Rite Companies, the term "Material Adverse Effect" shall exclude any such matter attributable to any failure to extend the existing supply agreement between Super Rite Foods, Inc. and Shoppers Food Warehouse Corp. and certain of its affiliates, and any change in beneficial ownership of a majority of the outstanding capital stock of Shoppers Food Warehouse Corp.

     Section 1.22. Merger. "Merger" shall have the meaning given in Section 2.1 hereof.

     Section 1.23. Merger Subsidiary. "Merger Subsidiary" shall mean SR Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Richfood.

     Section 1.24.  Nasdaq.  "Nasdaq" shall mean The Nasdaq
National Market.

     Section 1.25.  NYSE.  "NYSE" shall mean The New York Stock
Exchange, Inc.

     Section 1.26. Partnership; Partnerships. "Partnership" shall mean any limited or general partnership, joint venture or other business association, other than a Subsidiary, in which any party has a direct or indirect interest (collectively, "Partnerships"), all of such Partnerships of Richfood being listed on Exhibit 1.26A attached hereto and all of such Partnerships of Super Rite being listed on Exhibit 1.26B attached hereto.

     Section 1.27.  Permits.  "Permits" shall mean permits,
licenses and governmental authorizations, registrations and approvals.

     Section 1.28. Plan of Merger. "Plan of Merger" shall mean the plan of merger of Merger Subsidiary with and into Super Rite, in substantially the form attached hereto as Exhibit 1.28.

     Section 1.29. Registration Statement. "Registration Statement" shall mean the Registration Statement on Form S-4, including the Joint Proxy Statement/Prospectus contained therein, to be filed by Richfood with the SEC with respect to the Richfood Common Stock to be offered to the holders of Super Rite Common Stock in the Merger.

     Section 1.30.  Richfood.  "Richfood" shall mean Richfood
Holdings, Inc., a  Virginia corporation.

     Section 1.31.  Richfood Common Stock.  "Richfood Common
Stock" shall mean the common stock, without par value, of Richfood.

     Section 1.32. Richfood Companies. "Richfood Companies" shall mean Richfood, its Subsidiaries and the Partnerships in which it has an interest.

     Section 1.33. Richfood Fiscal 1995 Financial Statements. "Richfood Fiscal 1995 Financial Statements" shall mean the audited consolidated balance sheet of Richfood as of April 29, 1995, and the audited consolidated statements of earnings, stockholders' equity and cash flows for the fiscal year then ended, together with the notes thereto, a true and correct copy of which has been provided by Richfood to Super Rite.

     Section 1.34. Richfood SEC Reports. "Richfood SEC Reports" shall mean (a) Richfood's Annual Reports on Form 10-K for the fiscal years ended April 30, 1994, and May 1, 1993, and (b) all documents filed by Richfood with the SEC pursuant to Sections 13(a) and 13(c) of the Exchange Act, any definitive proxy statements filed pursuant to Section 14 of the Exchange Act and any report filed pursuant to Section 15(d) of the Exchange Act following the filing of Richfood's Annual Report on Form 10-K for the fiscal year ended April 30, 1994.

     Section 1.35.  SEC.  "SEC" shall mean the Securities and
Exchange Commission.

     Section 1.36. Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Section 1.37. Special Meetings. "Special Meetings" shall mean, collectively, the special or annual meeting of shareholders of Richfood and the special meeting of shareholders of Super Rite called pursuant to Section 3.1 hereof to consider and approve the transactions contemplated herein, and any adjournments thereof.

     Section 1.38. Subsidiary; Subsidiaries. "Subsidiary" shall mean (i) each corporate entity with respect to which a party has the right to vote (directly or indirectly through one or more other entities or otherwise) shares representing 50% or more of the votes eligible to be cast in the election of directors of such entity, and (ii) each other corporate entity which constitutes a "significant subsidiary," as defined in Rule 1-02 of Regulation S-X adopted under the Exchange Act (collectively, "Subsidiaries"), all of the Subsidiaries of Richfood being listed on Exhibit 1.38A attached hereto and all of the Subsidiaries of Super Rite being listed on Exhibit 1.38B attached hereto.

     Section 1.39.  Super Rite.  "Super Rite" shall mean Super
Rite Corporation, a Delaware corporation.

     Section 1.40.  Super Rite Common Stock.  "Super Rite Common
Stock" shall mean the Common Stock, no par value, $.01 stated value per share, of Super Rite.

     Section 1.41. Super Rite Companies. "Super Rite Companies" shall mean Super Rite, its Subsidiaries and the Partnerships in which it has an interest.

     Section 1.42. Super Rite Indenture. "Super Rite Indenture" shall mean the Indenture, dated as of April 1, 1992, by and among Super Rite Foods, Inc., certain guarantors named therein and Dauphin Deposit Bank and Trust Company, as trustee, pursuant to which the Super Rite Notes were issued.

     Section 1.43. Super Rite Notes. "Super Rite Notes" shall mean the 10 5/8% Senior Subordinated Notes due 2002 issued by
Super Rite Foods, Inc., a Delaware corporation and wholly-owned subsidiary of Super Rite.

     Section 1.44. Super Rite SEC Reports. "Super Rite SEC Reports" shall mean (a) Super Rite's Annual Reports on Form 10-K for the fiscal years ended March 4, 1995, February 26, 1994, and February 27, 1993, and (b) all documents filed by Super Rite with the SEC pursuant to Sections 13(a) and 13(c) of the Exchange Act, any definitive proxy statements filed pursuant to Section 14 of the Exchange Act and any report filed pursuant to Section 15(d) of the Exchange Act following the filing of Super Rite's Annual Report on Form 10-K for the fiscal year ended March 4, 1995.

     Section 1.45. Taxes. "Taxes" shall mean any and all taxes, levies, imposts, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any federal, state, local or foreign Governmental Authority or any political subdivision thereof, including without limitation income, gross receipts, ad valorem, value added, minimum tax, franchise, sales, use, excise, license, real or personal property, unemployment, disability, stock transfer, mortgage recording, estimated, withholding or other tax, governmental fee or other like assessment or charge of any kind whatsoever, and including any interest, penalties, fines, assessments or additions to tax imposed in respect of the foregoing, or in respect of any failure to comply with any requirement regarding Tax Returns.

     Section 1.46. Tax Returns. "Tax Returns" shall mean any report, return, information statement, payee statement or other information required to be provided to any federal, state, local or foreign Governmental Authority, or otherwise retained, with respect to Taxes, the Richfood Benefit Plans (as defined in Section 4.9 hereof) or the Super Rite Benefit Plans (as defined in Section 5.12 hereof).

     Section 1.47.  Wheat.  "Wheat" shall mean Wheat, First
Securities, Inc., d/b/a Wheat First Butcher Singer, financial advisors to Richfood.


                           ARTICLE II
                           THE MERGER

     Section 2.1. The Merger. (a) Richfood has formed Merger Subsidiary as a wholly-owned subsidiary under the laws of the State of Delaware. Subject to the terms and conditions of this Agreement, Richfood will cause Merger Subsidiary to execute and deliver the Plan of Merger, and Richfood, as the sole shareholder of Merger Subsidiary, will approve the execution, delivery and performance of the Plan of Merger by Merger Subsidiary.

     (b) Subject to the terms and conditions of this Agreement and the Plan of Merger, at the Effective Time, Merger Subsidiary shall be merged with and into Super Rite in accordance with the provisions of, and with the effects provided in, Subchapter IX of the DGCL (the "Merger"). Super Rite shall be the surviving corporation resulting from the Merger and as a result shall become a wholly-owned subsidiary of Richfood and shall continue to be governed by the laws of the State of Delaware. The Plan of Merger provides for the terms and conditions of the Merger, which terms and conditions are incorporated herein and made a part of this Agreement by reference.

     (c) Pursuant to the Merger, each share of Super Rite Common Stock outstanding immediately prior to the Effective Time (other than shares of Super Rite Common Stock held by Richfood, if any, which shares shall be cancelled in the Merger) shall be converted into and become 1.0205 shares of Richfood Common Stock.

     (d) No fraction of a share of Richfood Common Stock shall be issued in connection with the conversion of Super Rite Common Stock in the Merger and the distribution of Richfood Common Stock in respect thereof, but in lieu of such fraction, the Exchange Agent shall make a cash payment (without interest) equal to the same fraction of the market value of a full share of Richfood Common Stock, computed on the basis of the mean of the high and low sales prices of Richfood Common Stock as reported on Nasdaq on the first full day on which the Richfood Common Stock is traded on Nasdaq after the Effective Time.

     (e) Richfood and Super Rite agree to use their best efforts to cause the Merger to be consummated in accordance with the terms of the Plan of Merger.

     Section 2.2.   Exchange of Certificates.

     (a) Prior to the Effective Time, Richfood shall appoint the Exchange Agent to act as the exchange agent in connection with the Merger. From and after the Effective Time, each holder of a certificate which immediately prior to the Effective Time represented outstanding shares of Super Rite Common Stock (the "Certificates") shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, a certificate or certificates representing the number of whole shares of Richfood Common Stock into which such holder's shares were converted in the Merger (together with cash in lieu of fractional shares). Immediately prior to the Effective Time, Richfood will deliver to the Exchange Agent, in trust for the benefit of the holders of Super Rite Common Stock, shares of Richfood Common Stock (together with cash in immediately available funds in an amount sufficient to pay cash in lieu of fractional shares, as provided in Section 2.1 hereof) necessary to make the exchanges contemplated by Section 2.1 hereof on a timely basis.

     (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of Super Rite Common Stock as of the Effective Time, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of Certificates in exchange for shares of Richfood Common Stock (together with cash in lieu of fractional shares). Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor shares of Richfood Common Stock as set forth in the Plan of Merger (together with cash in lieu of fractional shares), and such Certificate shall forthwith be cancelled. No holder of a Certificate or Certificates shall be entitled to receive any dividend or other distribution from Richfood until the surrender of such holder's Certificate for a certificate or certificates representing shares of Richfood Common Stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Richfood Common Stock represented by the certificates issued upon surrender. If delivery of Richfood Common Stock is to be made to a person other than the person in whose name the Certificate surrendered is registered or if any certificate for shares of Richfood Common Stock is to be issued in a name other than that in which the Certificate surrendered therefor is registered, it shall be a condition of such delivery or issuance that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery or issuance shall pay any transfer or other taxes required by reason of such delivery or issuance to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Richfood that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2, each Certificate shall represent for all purposes only the right to receive shares of Richfood Common Stock (and cash in lieu of fractional shares) as provided in Section 2.1 hereto, without any interest thereon.

     (c) After the Effective Time, there shall be no transfers on the stock transfer books of Super Rite of the shares of Super Rite Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Richfood or Super Rite for transfer, they shall be cancelled and exchanged for shares of Richfood Common Stock (and cash in lieu of fractional shares) as provided in Section 2.1 hereof, in accordance with the procedures set forth in this
Section 2.2.

     (d) Any shares of Richfood Common Stock (and any accrued dividends and distributions thereon), and any cash delivered to the Exchange Agent for payment in lieu of fractional shares, that remain unclaimed by the former shareholders of Super Rite on the first anniversary of the Effective Time shall be delivered by the Exchange Agent to Richfood. Any former shareholders of Super Rite who have not theretofore complied with this Section 2.2 shall thereafter look only to Richfood for satisfaction of their claim for the consideration set forth in the Plan of Merger, without any interest thereon. Notwithstanding the foregoing, neither Richfood nor Super Rite shall be liable to any holder of shares of Super Rite Common Stock for any shares of Richfood Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                           ARTICLE III
                  SHAREHOLDER APPROVAL; CLOSING

     Section 3.1. Shareholder Approval. (a) This Agreement shall be submitted for consideration and approval to the holders of shares of Richfood Common Stock at a special or annual meeting of shareholders duly held for such purpose by Richfood.

     (b) This Agreement and the Plan of Merger shall be submitted for consideration and approval to the holders of shares of Super Rite Common Stock at a special meeting of shareholders duly held for such purpose by Super Rite. Each of the shareholders of Super Rite identified in Exhibit 3.1A hereto, being the holders of a majority of the outstanding shares of Super Rite Common Stock, has duly executed and delivered to Richfood a letter agreement in the form of Exhibit 3.1B hereto with respect to, among other things, such shareholder's agreement to vote all shares of Super Rite Common Stock over which such shareholder exercises voting control for approval of this Agreement and the Plan of Merger at the Super Rite Special Meeting.

     (c) Richfood and Super Rite shall coordinate and cooperate with respect to the timing of the Special Meetings and shall endeavor to hold such meetings on the same day and as soon as practicable after the date hereof. The respective Boards of Directors of Richfood and Super Rite shall recommend that their respective shareholders approve this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, and such recommendation shall be contained in the Joint Proxy Statement/Prospectus. On the first business day on or by which
(i) this Agreement and the Plan of Merger have been duly approved by the requisite vote of the holders of shares of Richfood Common Stock and Super Rite Common Stock, and (ii) the Closing of the transactions contemplated by this Agreement and the Plan of Merger shall have occurred, or such later date as shall be agreed upon by Richfood and Super Rite, a certificate of merger shall be filed in accordance with the DGCL, and the Merger shall become effective in accordance with the terms of the Plan of Merger at the time and date contemplated therein (such time and date being referred to herein as the "Effective Time").

     Section 3.2. Time and Place of Closing. The Closing of the transactions contemplated by this Agreement and the Plan of Merger will take place at 11:00 A.M. on a date mutually agreed upon by the parties hereto, which shall be no later than the third business day following the date on which all of the conditions to the obligations of the parties hereunder set forth in Article VII hereof have been satisfied or waived. The place of Closing shall be at such place as may be mutually agreed upon by the parties hereto.

                           ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF RICHFOOD

     Richfood represents and warrants to Super Rite as follows:

     Section 4.1. Organization and Authority of the Richfood Companies. Each of the Richfood Companies is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of the Richfood Companies has full corporate or partnership power to carry on its respective business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. Each of the Richfood Companies is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect on the Richfood Companies. Exhibit 1.38A constitutes a true and complete list of all of the Subsidiaries of Richfood, and Exhibit 1.26A constitutes a true and complete list of all of the Partnerships in which Richfood has an interest. The copies of the Amended and Restated Articles of Incorporation and Bylaws of Richfood which have been delivered to Super Rite are complete and correct and in full force and effect on the date hereof.

     Section 4.2. Capitalization. (a) Richfood's authorized equity capitalization consists of 60,000,000 shares of Richfood Common Stock and 5,000,000 shares of preferred stock, without par value per share. As of the close of business on June 20, 1995, 21,424,459 shares of Richfood Common Stock and no shares of Richfood preferred stock were issued and outstanding. Such shares of Richfood Common Stock constituted all of the issued and outstanding shares of capital stock of Richfood as of such date. All issued and outstanding shares of Richfood Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws. All of the outstanding shares of capital stock of Richfood's Subsidiaries are validly issued, fully paid and nonassessable and are, except as disclosed in Exhibit 1.38A hereto, owned by Richfood, directly or indirectly, free and clear of all liens, claims, charges or encumbrances. Except for the declaration and payment of dividends in the ordinary course of business, Richfood has not, subsequent to April 29, 1995, declared or paid any dividend on, or declared or made any distribution with respect to, or authorized or effected any split-up or any other recapitalization of, any of the Richfood Common Stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock or agreed to take any such action and will not take any such action during the period between the date of this Agreement and the Effective Time. Except as set forth on Exhibit
4.2 attached hereto, there are no outstanding options, warrants, subscriptions or other rights to purchase or acquire any capital stock of any of the Richfood Companies, and there are no Contracts pursuant to which any of the Richfood Companies is bound to sell or issue any shares of its capital stock. All outstanding shares of Richfood Common Stock are duly included for trading on Nasdaq.

     (b) All of the shares of Richfood Common Stock to be issued to holders of Super Rite Common Stock in the Merger have been duly authorized for issuance and, when issued in accordance with the Plan of Merger, will be validly issued, fully paid and nonassessable, and will not be subject to and will not be issued in violation of any preemptive rights.

     Section 4.3. Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by Richfood are within the corporate power of Richfood. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Richfood and no other corporate proceedings on the part of Richfood are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than the approval of the transactions contemplated in this Agreement by a majority of the total votes cast by holders of Richfood Common Stock at the Richfood Special Meeting in accordance with Section 5(i) of Schedule D, Part III of the By-Laws of the National Association of Securities Dealers, Inc.).

This Agreement and all of the other documents and instruments required hereby have been or will be duly and validly executed and delivered by Richfood and (assuming the due authorization, execution and delivery hereof and thereof by Super Rite) constitute or will constitute valid and binding agreements of Richfood, enforceable against Richfood in accordance with their respective terms.

     Section 4.4.   Consents and Approvals; No Violations.
Except for (i) any applicable requirements of the Securities Act, the Exchange Act, the HSR Act and any applicable filings under state securities, "Blue Sky" or takeover laws, (ii) the filing and recordation of a certificate of merger as required by the DGCL and (iii) those required filings, registrations, consents and approvals listed on Exhibit 4.4 attached hereto, no filing or registration with, and no permit, authorization, consent or approval of, any public body or authority is necessary or required in connection with the execution and delivery of this Agreement by Richfood or for the consummation by Richfood of the transactions contemplated by this Agreement. Assuming that all filings, registrations, permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by Richfood will (i) conflict with or result in any breach of any provision of the Articles of Incorporation, bylaws, partnership or joint venture agreements or other organizational documents of any of the Richfood Companies,
(ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or otherwise result in any diminution of any of the rights of the Richfood Companies with respect to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which any of the Richfood Companies is a party or by which it or any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Richfood Companies or any of their properties or assets except, in the case of subsections
(ii) or (iii) above, for violations, breaches or defaults that would not have a Material Adverse Effect on the Richfood Companies and that will not prevent or delay the consummation of the transactions contemplated hereby.

     Section 4.5. Reports. The Richfood SEC Reports complied, as of their respective dates of filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. As of their respective dates, none of such forms, reports or documents, including without limitation any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they were made. Each of the balance sheets (including the related notes and schedules) included in the Richfood SEC Reports and in the Richfood Fiscal 1995 Financial Statements fairly presented the consolidated financial position of the Richfood Companies as of the respective dates thereof, and the other related financial statements (including the related notes and schedules) included therein fairly presented the results of operations and cash flows of the Richfood Companies for the respective fiscal periods or as of the respective dates set forth therein. Each of the financial statements (including the related notes and schedules) included in the Richfood SEC Reports complied as to form with the applicable accounting requirements and rules and regulations of the SEC. Each of the financial statements (including the related notes and schedules) included in the Richfood SEC Reports and in the Richfood Fiscal 1995 Financial Statements was prepared in accordance with GAAP consistently applied during the periods presented, except as otherwise noted therein and subject to normal year-end and audit adjustments in the case of any unaudited interim financial statements. Except for Richfood, none of the Richfood Companies is required to file any forms, reports or other documents with the SEC, Nasdaq, the NYSE or any other foreign or domestic securities exchange or Governmental Authority with jurisdiction over securities laws. Since May 1, 1994, Richfood has timely filed all reports, registration statements and other filings to be filed by it with the SEC.

     Section 4.6. Absence of Certain Events. Except as set forth in the Richfood SEC Reports filed prior to the date of this Agreement or in the Richfood Fiscal 1995 Financial Statements, since April 29, 1995, none of the Richfood Companies has suffered any change in its business, financial condition or results of operations that has had or will have a Material Adverse Effect upon the Richfood Companies. Except as disclosed in the Richfood SEC Reports or in the Richfood Fiscal 1995 Financial Statements, or as otherwise specifically contemplated by this Agreement, there has not been since April 29, 1995: (i) any labor dispute that has had or is expected to have a Material Adverse Effect upon the Richfood Companies; (ii) any change in the accounting policies or practices of Richfood; or (iii) any damage, destruction or loss, whether covered by insurance or not, which had or will have a Material Adverse Effect upon the Richfood Companies.

     Section 4.7. Joint Proxy Statement/Prospectus. None of the information with respect to the Richfood Companies to be included in the Joint Proxy Statement/Prospectus or the Registration Statement will, in the case of the Joint Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement/Prospectus or any amendments thereof or supplements thereto, and at the time of the Richfood Special Meeting, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Richfood with respect to information supplied by Super Rite or any affiliate of Super Rite for inclusion in the Joint Proxy Statement/Prospectus.

     Section 4.8. Litigation. There is no action, suit, proceeding or, to the Knowledge of Richfood, investigation pending or, to the Knowledge of Richfood, threatened against or relating to any of the Richfood Companies at law or in equity, or before any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, whether in the United States or otherwise, that is expected, in the reasonable judgment of Richfood, to have a Material Adverse Effect upon the Richfood Companies or that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     Section 4.9.   Employee Benefit Plans.

     (a) For purposes of this Section, the term "Richfood Benefit Plans" shall mean all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, and all other employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all medical, vision, dental and other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any of the Richfood Companies or affiliates thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate. Any of the Richfood Benefit Plans that is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Richfood ERISA Plan."

     (b) No Richfood Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA. All Richfood Benefit Plans are in compliance with the applicable provisions (including, without limitation, any funding requirements or limitations) of ERISA, the Code and any other applicable Laws, the breach or violation of which could have a Material Adverse Effect on the Richfood Companies. Except as reflected in the notes to the Richfood Fiscal 1995 Financial Statements, no Richfood ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in
Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

     Section 4.10.  Tax Matters.  Except as set forth on Exhibit
4.10:

     (a) Richfood and each of its Subsidiaries that is incorporated under the laws of the United States or of any of the United States are members of the affiliated group, within the meaning of Section 1504(a) of the Code, of which Richfood is the common parent, and such affiliated group files a consolidated federal income tax return;

     (b) each of the Richfood Companies has timely filed or caused to be filed all Tax Returns required to have been filed by or for it, and all information set forth in such Tax Returns is accurate and complete in all material respects;

     (c) each of the Richfood Companies has paid or made adequate provision on its books and records in accordance with GAAP for all Taxes covered by such Tax Returns;

     (d) there is not a material amount of unpaid Taxes due and payable by any of the Richfood Companies or by any other person that is or could become a lien on any asset of, or otherwise have a Material Adverse Effect on, the Richfood Companies;

     (e) each of the Richfood Companies has collected or withheld all Taxes required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental
Authority or set aside in appropriate accounts for future payment when due;

     (f) none of the Richfood Companies has granted (or is subject to) any waiver, which is currently in effect, of the period of limitations for the assessment of any Tax; no unpaid Tax deficiency has been assessed or asserted against or with respect to any of the Richfood Companies by any Governmental Authority; there are no currently pending administrative or judicial proceedings, or any deficiency or refund litigation, with respect to Taxes of any of the Richfood Companies, the adverse outcome of which would have a Material Adverse Effect on the Richfood Companies; and any such assertion, assessment, proceeding or litigation disclosed on Exhibit 4.10 hereto is being contested in good faith through appropriate measures, and its status is described in Exhibit 4.10 hereto; and

     (g) the audited consolidated balance sheet included in the Richfood Fiscal 1995 Financial Statements fully and properly reflects, as of the date thereof, the liabilities of Richfood and its Subsidiaries for all accrued Taxes and deferred liability for Taxes and, for periods ending after such date, the books and records of each such corporation fully and properly reflect its liability for all accrued Taxes.

     Section 4.11. Compliance with Law. The conduct of the businesses of the Richfood Companies and their use of their assets does not violate or conflict, and has not violated or conflicted, with any Law, which violation or conflict could have a Material Adverse Effect on the Richfood Companies.

     Section 4.12. Fees and Expenses of Brokers and Others. None of the Richfood Companies (a) has had any dealings, nego-tiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agree-ment, (b) is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement or (c) has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement, except that Richfood has engaged Wheat to represent it in connection with such transactions and shall pay all of Wheat's fees and expenses in connection with such engagement.

     Section 4.13. Accuracy of Information. Neither this Agreement nor any other document provided by the Richfood Companies or their employees or agents to Super Rite in connection with the transactions contemplated herein contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

     Section 4.14. Absence of Undisclosed Liabilities. None of the Richfood Companies have, as of the date hereof, or will have, as of the Effective Time, any liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, that would be required to be disclosed on a consolidated balance sheet of Richfood prepared as of such date in accordance with GAAP, except liabilities, obligations or contingencies that were (a) reflected on or accrued or reserved against in the consolidated balance sheet of Richfood as of April 29, 1995, that is included in the Richfood Fiscal 1995 Financial Statements, or reflected in the notes thereto, or (b) incurred after the date of such balance sheet in the ordinary course of business and consistent with past practices and which, individually or in the aggregate, will not have a Material Adverse Effect on the Richfood Companies. None of the Richfood Companies is a party to any Contract, or subject to any charter or other corporate or partnership restriction, or subject to any judgment, order, writ, injunction, decree, rule or regulation, which will have a Material Adverse Effect on the Richfood Companies.

     Section 4.15. Opinion of Financial Advisor. Richfood has received the opinion of Wheat to the effect that, as of June 26, 1995, the exchange ratio contemplated in the Plan of Merger is fair to the holders of shares of Richfood Common Stock from a financial point of view.

     Section 4.16. Accounting Matters. To the Knowledge of Richfood, neither Richfood nor any of its "affiliates" or "associates" (as such terms are defined in Rule 12b-2 adopted under the Exchange Act) has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Super Rite or any of its affiliates or associates) would prevent Richfood from accounting for the business combination to be effected in accordance herewith as a pooling of interests.


                            ARTICLE V
                 REPRESENTATIONS AND WARRANTIES
                          OF SUPER RITE


     Super Rite represents and warrants to Richfood as follows:

     Section 5.1. Organization and Authority of the Super Rite Companies. Each of the Super Rite Companies is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of the Super Rite Companies has full corporate or partnership power to carry on its respective business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. Each of the Super Rite Companies is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect on the Super Rite Companies. Exhibit 1.38B constitutes a true and complete list of all of the Subsidiaries of Super Rite, and Exhibit 1.26B constitutes a true and complete list of all of the Partnerships in which Super Rite has an interest. The copies of the Restated Certificate of Incorporation and By-laws of Super Rite which have been delivered to Richfood are complete and correct and in full force and effect on the date hereof.

     Section 5.2. Capitalization. Super Rite's authorized equity capitalization consists of 30,000,000 shares of Super Rite Common Stock, no par value, $.01 stated value per share, and 15,000,000 shares of preferred stock, $,01 par value per share. As of the close of business on June 20, 1995, 9,572,510 shares of Super Rite Common Stock and no shares of Super Rite preferred stock were issued and outstanding. Such shares of Super Rite Common Stock constituted all of the issued and outstanding shares of capital stock of Super Rite as of such date. All issued and outstanding shares of Super Rite Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws. All of the outstanding shares of capital stock of Super Rite's Subsidiaries are validly issued, fully paid and nonassessable and are, except as disclosed on Exhibit 1.38B hereto, owned by Super Rite, directly or indirectly, free and clear of all liens, claims, charges or encumbrances. Except for the declaration and payment of dividends in the ordinary course of business, Super Rite has not, subsequent to March 4, 1995, declared or paid any dividend on, or declared or made any distribution with respect to, or authorized or effected any split-up or any other recapitalization of, any of the Super Rite Common Stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock or agreed to take any such action and will not take any such action during the period between the date of this Agreement and the Effective Time. Except as set forth on Exhibit
5.2 attached hereto, there are no outstanding options, warrants, subscriptions or other rights to purchase or acquire any capital stock of any of the Super Rite Companies, and there are no Contracts pursuant to which any of the Super Rite Companies is bound to sell or issue any shares of its capital stock. All outstanding shares of Super Rite Common Stock are duly included for trading on Nasdaq.

     Section 5.3. Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by Super Rite are within the corporate power of Super Rite. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Super Rite and no other corporate proceedings on the part of Super Rite are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than, with respect to the Merger, the approval of the Plan of Merger by a majority of the outstanding shares of Super Rite Common Stock at the Super Rite Special Meeting). This Agreement and all of the other documents and instruments required hereby have been or will be duly and validly executed and delivered by Super Rite and (assuming the due authorization, execution and delivery hereof and thereof by Richfood) constitute or will constitute valid and binding agreements of Super Rite, enforceable against Super Rite in accordance with their respective terms.

     Section 5.4.   Consents and Approvals; No Violations.
Except for (i) any applicable requirements of the Securities Act, the Exchange Act, the HSR Act, and any applicable filings under state securities, "Blue Sky" or takeover laws, (ii) the filing and recordation of a certificate of merger as required by the DGCL and (iii) those required filings, registrations, consents and approvals listed on Exhibit 5.4 attached hereto, no filing or registration with, and no permit, authorization, consent or approval of, any public body or authority is necessary or required in connection with the execution and delivery of this Agreement by Super Rite or for the consummation by Super Rite of the transactions contemplated by this Agreement. Assuming that all filings, registrations, permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by Super Rite will (i) conflict with or result in any breach of any provision of the Certificates of Incorporation, by-laws, partnership or joint venture agreements or other organizational documents of any of the Super Rite Companies, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or otherwise result in any diminution of any of the rights of the Super Rite Companies with respect to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which any of the Super Rite Companies is a party or by which it or any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Super Rite Companies or any of their properties or assets except, in the case of subsections (ii) or (iii) above, for violations, breaches or defaults that would not have a Material Adverse Effect on the Super Rite Companies and that will not prevent or delay the consummation of the transactions contemplated hereby.

     Section 5.5. Reports. The Super Rite SEC Reports complied, as of their respective dates of filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. As of their respective dates, none of such forms, reports or documents, including without limitation any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they were made. Each of the balance sheets (including the related notes and schedules) included in the Super Rite SEC Reports fairly presented the consolidated financial position of the Super Rite Companies as of the respective dates thereof, and the other related financial statements (including the related notes and schedules) included therein fairly presented the results of operations and cash flows of the Super Rite Companies for the respective fiscal periods or as of the respective dates set forth therein. Each of the financial statements (including the related notes and schedules) included in the Super Rite SEC Reports (i) complied as to form with the applicable accounting requirements and rules and regulations of the SEC, and (ii) was prepared in accordance with GAAP consistently applied during the periods presented, except as otherwise noted therein and subject to normal year-end and audit adjustments in the case of any unaudited interim financial statements. Except for Super Rite, none of the Super Rite Companies is required to file any forms, reports or other documents with the SEC, Nasdaq, the NYSE or any other foreign or domestic securities exchange or Governmental Authority with jurisdiction over securities laws. Since May 1, 1994, Super Rite has timely filed all reports, registration statements and other filings to be filed by it with the SEC.

     Section 5.6. Absence of Certain Events. Except as set forth in the Super Rite SEC Reports filed prior to the date of this Agreement or as otherwise specifically disclosed in Exhibit
5.6 attached hereto, since March 4, 1995, none of the Super Rite Companies has suffered any change in its business, financial condition or results of operations that has had or will have a Material Adverse Effect upon the Super Rite Companies. Except as disclosed in the Super Rite SEC Reports or in Exhibit 5.6 hereto, or as otherwise specifically contemplated by this Agreement, there has not been since March 4, 1995: (i) any entry into any agreement or understanding or any amendment of any agreement or understanding between any of the Super Rite Companies on the one hand, and any of their respective directors, officers or employees on the other hand, providing for employment of any such director, officer or employee or any general or material increase in the compensation, severance or termination benefits payable or to become payable by any of the Super Rite Companies to any of their respective directors, officers or employees (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense), or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the award of restricted stock) made to, for or with any such director, officer or employee; (ii) any labor dispute that has had or is expected to have a Material Adverse Effect upon the Super Rite Companies; (iii) any entry by any of the Super Rite Companies into any material commitment, agreement, license or transaction (including, without limitation, any borrowing, capital expenditure, sale of assets or any mortgage, pledge, lien or encumbrances made on any of the properties or assets of any of the Super Rite Companies) other than in the ordinary and usual course of business; (iv) any change in the accounting policies or practices of Super Rite; (v) any damage, destruction or loss, whether covered by insurance or not, which has had or will have a Material Adverse Effect upon the Super Rite Companies; or (vi) any agreement to do any of the foregoing.

     Section 5.7. Joint Proxy Statement/Prospectus. None of the information with respect to the Super Rite Companies to be included in the Joint Proxy Statement/Prospectus or the Registration Statement will, in the case of the Joint Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement/Prospectus or any amendments thereof or supplements thereto, and at the time of the Super Rite Special Meeting, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Super Rite with respect to information supplied by Richfood or any affiliate of Richfood for inclusion in the Joint Proxy Statement/Prospectus.

     Section 5.8.   Litigation.  Except as set forth in Exhibit
5.8 attached hereto, there is no action, suit, proceeding or, to the Knowledge of Super Rite, investigation pending or, to the Knowledge of Super Rite, threatened against or relating to any of the Super Rite Companies at law or in equity, or before any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, whether in the United States or otherwise, that is expected, in the reasonable judgment of Super Rite, to have a Material Adverse Effect upon the Super Rite Companies or that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     Section 5.9. Title to and Sufficiency of Assets. As of the date hereof the Super Rite Companies own, and as of the Effective Time the Super Rite Companies will own, good and marketable title to all of their assets (excluding, for purposes of this sentence, assets held under leases), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions, except as disclosed on Exhibit 5.9 attached hereto. Such assets, together with all assets held by the Super Rite Companies under leases, include all tangible and intangible assets, Contracts and rights necessary or required for the operation of the businesses of the Super Rite Companies in accordance with past practice.

     Section 5.10. Contracts. (a) Prior to the date hereof, Super Rite has provided Richfood with access to true and correct copies of all of the Contracts to which any Super Rite Company is a party that constitute: (i) a lease of any interest in any real property; (ii) a lease of any personal property with aggregate annual rental payments in excess of $100,000; (iii) an option to acquire or lease any interest in real property or a right of first refusal with respect thereto; (iv) an agreement to purchase or sell a capital asset or an interest in any business entity for a price in excess of $100,000 or a right of first refusal with respect thereto; (v) an agreement relating to the borrowing or lending of money or the purchase or sale of securities; (vi) a guaranty, contribution agreement or other agreement that includes any indemnification, contribution or support obligation; (vii) an agreement limiting in any respect the ability of any Super Rite Company to compete in any line of business or with any person;
(viii) a customer supply or requirements agreement or an agreement with a vendor to which any of the Super Rite Companies is a party or by which any of the Super Rite Companies is bound;
(ix) an employment or consulting agreement to which any of the Super Rite Companies is a party or by which any of the Super Rite Companies is bound; and (ix) any other agreement involving an amount over its term in excess of $100,000. The Super Rite Companies have performed and, to the Knowledge of Super Rite, every other party has performed, each material term, covenant and condition of each of the Contracts to which any Super Rite Company is a party that is to be performed by any of them at or before the date hereof. No event has occurred that would, with the passage of time or compliance with any applicable notice requirements or both, constitute a default by any Super Rite Company or, to the Knowledge of Super Rite, any other party under any of the Contracts to which any Super Rite Company is a party, and, to the Knowledge of Super Rite, no party to any of the Contracts to which any Super Rite Company is a party intends to cancel, terminate or exercise any option under any of such Contracts.

     (b) With respect to each customer supply or requirements agreement and vendor agreement to which any of the Super Rite Companies is a party, the copy of such agreement that has been provided by Super Rite to Richfood accurately discloses: (i) the remaining term of such agreement; (ii) all incentive or other payments paid or to be paid thereunder by any Super Rite Company after March 4, 1995; (iii) all purchase commitments or minimum purchase guarantees binding on any of the Super Rite Companies for periods after March 4, 1995; and (iv) any deviation in the economic terms thereof from and after March 4, 1995, from those that were in effect under such agreements (or under any similar predecessor agreements) over the course of Super Rite's entire fiscal year ended March 4, 1995.

     Section 5.11.  Labor Matters.  (a)  Except as set forth in
Exhibit 5.11 attached hereto, with respect to employees of the Super Rite Companies: (i) to the Knowledge of Super Rite, no senior executive, key employee or group of employees has any plans to terminate employment with any of the Super Rite Companies; (ii) there is no unfair labor practice charge or complaint against any Super Rite Company pending or, to the Knowledge of Super Rite, threatened before the National Labor Relations Board or any other comparable authority; (iii) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Knowledge of Super Rite, no claims therefor exist or have been threatened; and (iv) there is no litigation, arbitration proceeding, governmental investigation, administrative charge, citation or action of any kind pending or, to the Knowledge of Super Rite, proposed or threatened against any Super Rite Company relating to employment, employment practices, terms and conditions of employment or wages and hours.

     (b) Except as described in Exhibit 5.11 attached hereto, no Super Rite Company has any collective bargaining relationship or duty to bargain with any Labor Organization (as such term is defined in Section 2(5) of the National Labor Relations Act, as amended), and no Super Rite Company has recognized any Labor Organization as the collective bargaining representative of any of its employees.

     Section 5.12.  Employee Benefit Plans.

     (a) For purposes of this Section, the term "Super Rite Benefit Plans" shall mean all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, and all other employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all medical, vision, dental and other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any of the Super Rite Companies or affiliates thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate. Any of the Super Rite Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Super Rite ERISA Plan."

     (b) Except as set forth on Exhibit 5.12 hereto, no Super Rite Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA. As to any multiemployer plan set forth on Exhibit 5.12 hereto, prior to the date hereof Super Rite has provided to Richfood a true and correct copy of any estimate of the "withdrawal liability" that would arise if Super Rite were to withdraw or cause a withdrawal from such plan that is within the Knowledge of Super Rite. All Super Rite Benefit Plans are in compliance with the applicable provisions (including, without limitation, any funding requirements or limitations) of ERISA, the Code and any other applicable Laws, the breach or violation of which could have a Material Adverse Effect on the Super Rite Companies. No Super Rite Benefit Plan provides for post-retirement medical benefit obligations (without regard to COBRA obligations). Except as set forth on Exhibit
5.12 hereto, no Super Rite ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

     (c) Exhibit 5.12 hereto is a true and correct list of all Super Rite Benefit Plans. Super Rite has provided Richfood with access to true and correct copies of each governing document for each Super Rite Benefit Plan, together with the most recent summary plan description, annual report and audited financial statement for each such plan and the actuarial report for any Super Rite Benefit Plan that is a defined benefit pension plan or funded welfare benefit plan.

     Section 5.13.  Tax Matters.

     (a)  Except as set forth on Exhibit 5.13:

               (1) Super Rite and each of its Subsidiaries that is incorporated under the laws of the United States or of any of the United States are members of the affiliated group, within the meaning of Section 1504(a) of the Code, of which Super Rite is the common parent, such affiliated group files a consolidated federal income tax return and neither Super Rite nor any of its Subsidiaries has ever filed a consolidated federal income tax return with (or been included in a consolidated return of) a different affiliated group;

               (2) each of the Super Rite Companies has timely filed or caused to be filed all Tax Returns required to have been filed by or for it, and all information set forth in such Tax returns is accurate and complete in all material respects;

               (3) each of the Super Rite Companies has paid or made adequate provision on its books and records in accordance with GAAP for all Taxes covered by such Tax Returns;

               (4)  each of the Super Rite Companies is in
material compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-8 and Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, local and foreign Laws, and such records identify with specificity all accounts subject to withholding under Section 1441, 1442 or 3406 of the Code or similar provisions of state, local or foreign laws;

               (5) there is not a material amount of unpaid Taxes due and payable by any of the Super Rite Companies or by any other person that is or could become a lien on any asset of, or otherwise have a Material Adverse Effect on, the Super Rite Companies;

               (6)  each of the Super Rite Companies has
collected or withheld all Taxes required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authority or set aside in appropriate accounts for future payment when due;

               (7) none of the Super Rite Companies has granted (or is subject to) any waiver, which is currently in effect, of the period of limitations for the assessment of any Tax; no unpaid Tax deficiency has been assessed or asserted against or with respect to any of the Super Rite Companies by any Governmental Authority; no power of attorney relating to Taxes that is currently in effect has been granted by or with respect to any of the Super Rite Companies; there are no currently pending administrative or judicial proceedings, or any deficiency or refund litigation, with respect to Taxes of any of the Super Rite Companies, the adverse outcome of which would have a Material Adverse Effect on the Super Rite Companies; and any such assertion, assessment, proceeding or litigation disclosed on
Exhibit 5.13 hereto is being contested in good faith through appropriate measures, and its status is described in Exhibit 5.13 hereto;

               (8) none of the Super Rite Companies has made or entered into, or holds any asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former Section 168(f)(8) of the Code and the regulations thereunder;

               (9) none of the Super Rite Companies is required to include in income any amount from an adjustment pursuant to
Section 481 of the Code or the regulations thereunder or any similar provision of state or local Law, and Super Rite has no Knowledge that any Governmental Authority has proposed any such adjustment;

               (10) none of the Super Rite Companies is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments, that would not be deductible by reason of sections 162(m) or 280G of the Code;

               (11) there are no excess loss accounts or deferred intercompany gains with respect to any member of the affiliated group of which Super Rite is the common parent which would have a Material Adverse Effect on the Super Rite Companies if taken into account; and

               (12) the most recent audited consolidated balance sheet included in the Super Rite SEC Reports fully and properly reflects, as of the date thereof, the liabilities of Super Rite and its Subsidiaries for all accrued Taxes and deferred liability for Taxes and, for periods ending after such date, the books and records of each such corporation fully and properly reflect its liability for all accrued Taxes.

     (b) Exhibit 5.13 describes all material and continuing Tax elections, consents and agreements made by or affecting any of the Super Rite Companies, lists all types of material Taxes paid and Tax Returns filed by or on behalf of any of the Super Rite Companies and expressly indicates each Tax with respect to which any of the Super Rite Companies is or has been included in a consolidated, unitary or combined return.

     Section 5.14. Compliance with Law. The conduct of the businesses of the Super Rite Companies and their use of their assets does not violate or conflict, and has not violated or conflicted, with any Law, which violation or conflict could have a Material Adverse Effect on the Super Rite Companies.

     Section 5.15. Transactions With Affiliates. For purposes of this Section, the term "Affiliate" shall mean (a) any holder of 5% or more of the voting securities of Super Rite, (b) any director, officer or employee of the Super Rite Companies, (c) any person, firm or corporation that directly or indirectly controls, is controlled by or is under common control with any of the Super Rite Companies or (d) any member of the immediate family of any of such persons. Except as set forth in
Exhibit 5.15 attached hereto, since March 4, 1995, the Super Rite Companies have not, in the ordinary course of business or otherwise, (a) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (b) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as a director, officer or employee of one or more of the Super Rite Companies), (c) entered into or modified in any manner any Contract with, or (d) borrowed any money from, or made or forgiven any loan or other advance to, any Affiliate. Except as set forth in Exhibit 5.15, (a) the Contracts of the Super Rite Companies do not include any obligation or commitment between any of the Super Rite Companies and any Affiliate, (b) the assets of the Super Rite Companies do not include any receivable or other obligation or commitment from an Affiliate to any of the Super Rite Companies and (c) the liabilities of the Super Rite Companies do not include any payable or other obligation or commitment from any of the Super Rite Companies to any Affiliate. To the Knowledge of Super Rite and except as set forth in Exhibit 5.15 hereto, no Affiliate of any of the Super Rite Companies is a party to any Contract with any customer or supplier of Super Rite that affects in any manner the business, financial condition or results of operation of any of the Super Rite Companies.

     Section 5.16. Fees and Expenses of Brokers and Others. None of the Super Rite Companies (a) has had any dealings, nego-tiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agree-ment, (b) is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement or (c) has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement, except that Super Rite has engaged DLJ to represent it in connection with such transactions, and shall pay all of DLJ's fees and expenses in connection with such engagement.

     Section 5.17. Accuracy of Information. Neither this Agreement nor any other document provided by the Super Rite Companies or their employees or agents to Richfood in connection with the transactions contemplated herein contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

     Section 5.18. Absence of Undisclosed Liabilities. None of the Super Rite Companies have, as of the date hereof, or will have, as of the Effective Time, any liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, that would be required to be disclosed on a consolidated balance sheet of Super Rite prepared as of such date, in accordance with GAAP, except liabilities, obligations or contingencies that were (a) reflected on or accrued or reserved against in the consolidated balance sheet of Super Rite as of March 4, 1995, included in the Super Rite SEC Reports or reflected in the notes thereto, or (b) incurred after the date of such balance sheet in the ordinary course of business and consistent with past practices and which, individually or in the aggregate, would not have a Material Adverse Effect on the Super Rite Companies. None of the Super Rite Companies is a party to any Contract, or subject to any charter or other corporate or partnership restriction, or subject to any judgment, order, writ, injunction, decree, rule or regulation, which will have a Material Adverse Effect on the Super Rite Companies.

     Section 5.19. Opinion of Financial Advisor. Super Rite has received the opinion of DLJ to the effect that, as of June 26, 1995, the exchange ratio contemplated in the Plan of Merger is fair to the holders of shares of Super Rite Common Stock from a financial point of view.

     Section 5.20. Accounting Matters. To the Knowledge of Super Rite, neither Super Rite nor any of its "affiliates" or "associates" (as such terms are defined in Rule 12b-2 adopted under the Exchange Act) has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Richfood or any of its affiliates or associates) would prevent Richfood from accounting for the business combination to be effected in accordance herewith as a pooling of interests.


                           ARTICLE VI
                            COVENANTS

     Section 6.1.   Conduct of the Businesses of Richfood and
Super Rite.

     (a) Except as otherwise expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Super Rite Companies will conduct their respective operations according to their ordinary and usual course of business and consistent with past practice, and will use their respective reasonable best efforts to preserve intact their respective business organizations, to keep available the services of their officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having material business relationships with them. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, none of the Super Rite Companies will, without the prior written consent of Richfood:

          (i)  amend its Articles or Certificate of
Incorporation, bylaws, partnership or joint venture agreements or other organizational documents;

          (ii) authorize for issuance or issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or interests, except as required by the terms of any Super Rite Benefit Plan existing on the date hereof, or any options, warrants, rights or other securities outstanding as of the date hereof and disclosed pursuant to this Agreement;

          (iii) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of their respective Subsidiaries and Partnerships, except that Super Rite may declare and pay dividends in the ordinary course of business consistent with its past practices;

          (iv) except in the ordinary course of business (A) incur or assume any Funded Debt (as defined below) not currently outstanding, (B) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any person, other than a Subsidiary or Partnership, (C) make any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees and non-affiliated retail grocery customers in accordance with past practice), (D) enter into any Contract, or alter, amend, modify or exercise any option under any existing Contract, other than in the ordinary course of business or in connection with the transactions contemplated by this Agreement or (E) authorize any single capital expenditure which is in excess of $500,000 or capital expenditures which are, in the aggregate, in excess of $1.0 million, other than capital expenditures pursuant to Contracts entered into prior to the date hereof or reflected in Super Rite's fiscal 1996 capital budget previously furnished to Richfood;

          (v) adopt or amend (except as may be required by Law or as provided in this Agreement) any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing;

          (vi) acquire, sell, lease or dispose of any material assets outside the ordinary course of business;

          (vii) take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or practices;

          (viii) make any material Tax election or settle or compromise any material federal, state, local or foreign income
Tax liability;

          (ix) except for the payment of professional fees, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in Super Rite's fiscal 1995 financial statements or incurred in the ordinary course of business since the date thereof; or

          (x) hold any meeting of its shareholders except to the extent required by the request of the shareholders entitled to call a meeting under Super Rite's bylaws or the DGCL;

          (xi) take any action that would or is reasonably likely to result in any of the conditions set forth in Article VII not being satisfied as of the Closing Date; or

          (xii) agree in writing or otherwise to take any of the foregoing actions.

     For purposes of this Section, "Funded Debt" shall mean, without duplication, (i) all indebtedness for borrowed money or which has been incurred in connection with the acquisition of assets, in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), but excluding all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt to the extent the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (ii) all rentals payable under capitalized leases, and (iii) all guaranties of Funded Debt of others.

     (b) Except as otherwise expressly provided in this Agreement, prior to the Effective Time, Richfood will not, without the prior written consent of Super Rite:

          (i) amend its Amended and Restated Articles of Incorporation or Bylaws;

          (ii) authorize for issuance or issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or interests, except as required by the terms of any Richfood Benefit Plan existing on the date hereof, or any options, warrants, rights or other securities outstanding as of the date hereof and disclosed pursuant to this Agreement;

          (iii) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except that Richfood may declare and pay dividends in the ordinary course of business consistent with its past practices;

          (iv) take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or practices;

          (v) hold any meeting of its shareholders except to the extent required by the request of the shareholders entitled to call a meeting under Richfood's Bylaws or the Virginia Stock
Corporation Act;

          (vi) take any action that would or is reasonably likely to result in any of the conditions set forth in Article VII not being satisfied as of the Closing Date; or

          (vii) agree in writing or otherwise to take any of the foregoing actions.

     (c) Richfood and Super Rite agree that, during the period from the date of this Agreement to the Effective Time: (i) they will cause representatives of their respective companies to meet, no less frequently than monthly, to discuss the operations and business prospects of their companies; and (ii) Super Rite will promptly advise Richfood of the occurrence of any Material Adverse Effect with respect to the Super Rite Companies, and Richfood will promptly advise Super Rite of the occurrence of any Material Adverse Effect with respect to the Richfood Companies.

     Section 6.2. No Solicitation. Super Rite agrees that it shall not, after the date hereof and before the Effective Time, directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) a substantial portion of the assets of, or any equity interest in, any Super Rite Company or any business combination involving any Super Rite Company or, except to the extent required by fiduciary obligations under applicable Law as advised by counsel, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Super Rite shall promptly advise Richfood if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made, shall promptly inform Richfood of all the terms and conditions thereof, and shall furnish to Richfood copies of any such written proposal or offer and the contents of any communications in response thereto. Super Rite shall not waive any provisions of any "standstill" agreements between Super Rite and any party, except to the extent that such waiver is, as advised by counsel, required by fiduciary obligations under applicable Law.

     Section 6.3.   The Registration Statement; Listing.

     (a) Super Rite and Richfood shall, as soon as practicable following the execution of this Agreement, file with the SEC a draft of the Joint Proxy Statement/Prospectus (in a form mutually agreeable to Super Rite and Richfood) as preliminary proxy materials under the Exchange Act, and shall seek confidential treatment with respect thereto. Super Rite and Richfood shall cooperate to respond promptly to any comments made by the SEC with respect thereto.

     (b) Upon resolution of any SEC comments with respect to the draft Joint Proxy Statement/Prospectus, or at such other time as may be mutually determined by the parties hereto, Richfood shall file the Registration Statement (including the then-current draft of the Joint Proxy Statement/Prospectus) with the SEC, and shall:

          (i) after consultation with Super Rite, respond promptly to any comments made by the SEC with respect thereto; provided, however, that Richfood will not file any amendment or supplement to the Registration Statement without first furnishing to Super Rite a copy thereof for its review and will not file any such proposed amendment or supplement to which Super Rite reasonably and promptly objects;

          (ii) use its best efforts to cause the Registration Statement to become effective under the Securities Act as soon as practicable, and Richfood and Super Rite shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective shareholders at the earliest practicable time after effectiveness of the Registration Statement;

          (iii) cause the registration or qualification of the Richfood Common Stock to be issued upon conversion of shares of Super Rite Common Stock in accordance with the Plan of Merger under the state securities or "Blue Sky" laws of each state of residence of a record holder of Super Rite Common Stock as reflected in its stock transfer ledger;

          (iv) promptly advise Super Rite (A) when the Registration Statement becomes effective, (B) when, prior to the Effective Time, any amendment to the Registration Statement shall be filed or become effective, (C) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the institution or threatening of any proceeding for that purpose and (D) of the receipt by Richfood of any notification with respect to the suspension of the registration or qualification of Richfood Common Stock for sale in any jurisdiction or the institution or threatening of any proceeding for that purpose;

          (v) use its best efforts to prevent the issuance of any such stop order and, if issued, to obtain as soon as possible the withdrawal thereof; and

          (vi) use its best efforts to cause the shares of Richfood Common Stock to be issued upon conversion of shares of Super Rite Common Stock in accordance with the Plan of Merger to be approved for inclusion upon notice of issuance in Nasdaq.

     If, at any time when the Joint Proxy Statement/Prospectus is required to be delivered under the Securities Act or the Exchange Act, any event occurs as a result of which the Joint Proxy Statement/Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or if it shall be necessary to amend the Registration Statement or supplement the Joint Proxy Statement/Prospectus to comply with the Securities Act or the Exchange Act or the respective rules thereunder, Super Rite and Richfood will cooperate to permit Richfood promptly to prepare and file with the SEC, subject to clause (a) of this Section 6.3, an amendment or supplement that will correct such statement or omission or effect such compliance.

     Section 6.4.   Access to Information; Confidentiality
Agreement.

     (a) Between the date of this Agreement and the Effective Time, the parties hereto will give one another and their authorized representatives reasonable access during normal business hours to all plants, offices, warehouses and other facilities and to all books and records of one another, will permit one another to make such inspections as each may reasonably request and will cause their officers and those of their Subsidiaries and Partnerships to furnish such financial and operating data and other information with respect to their businesses and properties as may from time to time reasonably be requested. Subject to Section 6.7 hereof, all such information shall be kept confidential in accordance with the Confidentiality Agreement.

     (b) Notwithstanding the execution of this Agreement, the Confidentiality Agreement shall remain in full force and effect through the Effective Time, at which time the Confidentiality Agreement shall terminate and be of no further force and effect. Each party hereto hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the solicitation of votes of the shareholders of Richfood and Super Rite pursuant to the Joint Proxy Statement/Prospectus and to permit consummation of the transactions contemplated hereby. Each party further acknowledges that the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Section 8.1 hereof.

     Section 6.5. Best Efforts. Subject to the terms and conditions herein provided and subject to fiduciary obligations under applicable Law as advised by counsel, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Richfood and Super Rite will execute any additional instruments necessary to consummate the transactions contemplated hereby.

     Section 6.6. Consents. Super Rite and Richfood each will use its best efforts to obtain consents of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

     Section 6.7. Public Announcements. The parties hereto have agreed upon the text of a joint press release announcing, among other things, the execution of this Agreement, which joint press release shall be disseminated promptly following the execution hereof. Super Rite and Richfood will consult with each other before issuing any additional press release or otherwise making any additional public statement with respect to this Agreement, the Plan of Merger, the Merger or the transactions contemplated herein and shall not issue any such press release or make any such public statement prior to such consultation or as to which the other party promptly and reasonably objects, except as may be required by Law in the written opinion of such party's counsel or by obligations pursuant to any listing agreement with any national securities exchange or inter-dealer quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcements.

     Section 6.8. Certain Leases. Super Rite hereby agrees that, prior to the Effective Time, it shall enter into amendments of certain leases identified on Exhibit 6.8 hereof in accordance with the terms set forth on Exhibit 6.8 hereof, the form of which amendments shall be reasonably acceptable to Richfood. Richfood agrees that at the Closing it shall execute a guaranty with respect to Super Rite's obligations under such leases, as so amended, which guaranty shall be in a form mutually agreeable to the parties hereto.

     Section 6.9. Affiliates. Super Rite shall use its best efforts to cause each principal executive officer, each director and each other person who may be deemed to be an "affiliate," for purposes of Rule 145 under the Securities Act, of Super Rite to deliver to Richfood at or prior to the Effective Time a written agreement (substantially in the form of Exhibit 6.9 attached hereto) to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Richfood Common Stock issued in the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to Richfood, is exempt from the registration requirements of the Securities Act and, in any case, until after the results covering 30 days of post-Merger combined operations of Super Rite and Richfood have been filed with the SEC, sent to shareholders of Richfood or otherwise publicly issued. Richfood hereby agrees that it shall file with the SEC, send to its shareholders or otherwise publicly issue capsule financial data covering 30 days of post-Merger combined operations of Super Rite and Richfood as soon as practical after the completion of such 30 day period.

     Section 6.10. Stock Options. (a) Super Rite has advised Richfood, and hereby confirms, that the applicable instruments governing all outstanding options to purchase shares of Super Rite Common Stock (each a "Super Rite Stock Option") provide for both the acceleration of the exercisability of each such option in connection with the transactions contemplated herein, and the cancellation of each such option as of the Effective Time in exchange for a cash payment calculated in accordance with the applicable option agreement (the "Option Cash-out"). The parties hereto have agreed that the Board of Directors of Super Rite shall adopt, and, if necessary, shall recommend to its shareholders for adoption, an amendment to all such governing instruments to (i) confirm the acceleration of the exercisability of each such option in connection with the transactions contemplated herein, (ii) eliminate the Option Cash-out, and instead provide that each such option (as so accelerated) shall remain exercisable (on the terms provided below) subject to the original expiration provisions thereof, and (iii) require Richfood to assume all obligations of Super Rite under such applicable governing instruments. In connection therewith, at the Effective Time, to the extent permitted by the terms of the relevant governing instruments, each Super Rite Stock Option, whether vested or unvested, shall be assumed by Richfood. Unless Super Rite and Richfood shall otherwise agree, each such Super Rite Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Super Rite Stock Option, the same number of shares of Richfood Common Stock as the holder of such Super Rite Stock Option would have been entitled to receive pursuant to the Plan of Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded up to the nearest whole share in the case of Super Rite Stock Options that are non-qualified stock options and rounded down to the nearest whole share in the case of incentive stock options (as defined below)), at a price per share equal to (i) the per share exercise price for the shares of Super Rite Common Stock purchasable pursuant to such Super Rite Stock Option, divided by (ii) 1.0205; provided, however, that in the case of any option to which section 421 of the Code applies by reason of its qualification under any of section 422-424 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with section 424(a) of the Code, subject to the terms and conditions of the relevant governing instruments.

     (b) As soon as practicable after the Effective Time, Richfood shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms) with respect to the shares of Richfood Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. Richfood shall administer the option plans assumed pursuant to this Section 6.10 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to extent the option plans complied with such rule prior to the Merger.

     Section 6.11. Letter of Super Rite's Accountants. Super Rite shall use its best efforts to obtain a letter of Coopers & Lybrand L.L.P., dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Super Rite, in form and substance reasonably satisfactory to Richfood and Super Rite and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     Section 6.12. Letter of Richfood's Accountants. Richfood shall use its best efforts to obtain a letter of KPMG Peat Marwick LLP, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Richfood, in form and substance reasonably satisfactory to Super Rite and Richfood and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     Section 6.13. Opinions of Financial Advisors. Each of Super Rite and Richfood shall use its best efforts to cause DLJ and Wheat, respectively, to provide its opinion, as of a date no earlier than three business days prior to the date that the Joint Proxy Statement/Prospectus is mailed to shareholders of Super Rite and Richfood, as to the fairness of the exchange ratio contemplated in the Plan of Merger to the shareholders of Super Rite and Richfood, respectively, from a financial point of view, as contemplated by this Agreement, and shall include such updated opinions in the Joint Proxy Statement/Prospectus.

     Section 6.14.  Registration Rights.

     (a) Upon the receipt of a written notice within a period of one (1) year after the Closing Date from any of those persons identified on Exhibit 6.14 attached hereto or any trustee holding shares for the benefit of such person (the "Super Rite Group") requesting Richfood in writing to register under the Securities Act shares of Richfood Common Stock held by such persons that represent at least 25% of the shares of Richfood Common Stock received by members of the Super Rite Group in the Merger, Richfood shall promptly notify all other members of the Super Rite Group in writing of the receipt of such request and any member of the Super Rite Group may elect (by written notice sent to Richfood within ten business days from the date of such member's receipt of the aforementioned notice from Richfood) to have any or all of his shares of Richfood Common Stock included in such registration pursuant to this Section 6.14 (such shareholders, together with any shareholders exercising registration rights pursuant to Section 6.14(c) hereof, being hereinafter referred to as "Selling Shareholders"); provided, however, that the aggregate number of shares included in such registration shall not exceed the aggregate number of shares received by the members of the Super Rite Group in the Merger, less the aggregate number of shares as to which members of the Super Rite Group have previously exercised registration rights pursuant to this Section.

     (b) As expeditiously as possible, Richfood will use its reasonable best efforts to cause the offering of all shares designated in such request(s) (the "Shares") to be registered under the Securities Act so as to permit the proposed sale; provided, that (i) the Shares with respect to which such public offering has been requested are reasonably anticipated to have an aggregate price to the public in excess of $25 million, (ii) Richfood and the Selling Shareholders are entitled to register the Shares on Form S-3 (or a successor form) or would be eligible to use such form but for the failure by Richfood to timely file all reports required to be filed by it under the Exchange Act, and (iii) Richfood has not commenced or completed within the previous three months an underwritten public offering.

     (c) For a period of one (1) year after the Closing Date, if Richfood shall at any time propose to file on its own behalf and/or the behalf of any other shareholders a registration statement under the Securities Act for an offering of Richfood Common Stock solely for cash on a form that would also permit registration of shares of Richfood Common Stock held by members of the Super Rite Group, Richfood shall give notice of such proposed registration to each member of the Super Rite Group as promptly as possible, but in any event, at least forty-five (45) days before the initial filing with the SEC of such registration statement, which notice shall set forth the intended method of disposition of the shares proposed to be registered by Richfood. The notice shall offer to include in such filing the aggregate number of shares of Richfood Common Stock as the Selling Shareholders may request (not to exceed the aggregate number of shares received by members of the Super Rite Group in the Merger, less the number of shares as to which members of the Super Rite Group have previously exercised registration rights pursuant to this Section), subject to this Section 6.14(c). Each member of the Super Rite Group desiring to have Richfood Common Stock registered under this Section 6.14(c) shall advise Richfood in writing within ten business days after the date of notice of such offer from Richfood, setting forth the amount of such Richfood Common Stock for which registration is requested. Richfood shall thereupon include in such filing the number of shares of Richfood Common Stock for which registration is so requested, subject to the provisions of Section 6.14(c)(i)-(iv), and shall use its best efforts to effect registration under the Securities Act of such shares. Notwithstanding the foregoing: (i) Richfood shall not be required to give notice or to include shares in any such registration if the proposed registration is primarily (A) a registration of a dividend reinvestment, stock option, employee benefit or compensation plan or of securities issued or issuable pursuant to any such plan, or (B) a registration of securities proposed to be issued in exchange for securities or assets of, or in connection with a merger or consolidation with, another entity; (ii) if Richfood is advised in writing by its underwriters that the inclusion of all or any portion of such shares would in their reasonable opinion jeopardize the success of the proposed offering, Richfood may exclude all or such portion of such shares from registration; (iii) the offering of such shares by the Selling Shareholders shall be on the same terms as the offering by Richfood; (iv) in the event other parties have similar registration rights at the time of the offering, the number of shares to be registered may be limited by Richfood pursuant to clause (ii) of this Section 6.14(c) on a pro rata basis according to the total amount of shares owned by such parties or on such other basis as may be agreed upon by such parties; provided, that no limitation shall apply to shares offered by Richfood for its own account; (v) Richfood may, without the consent of the Selling Shareholders, withdraw such registration statement and abandon the proposed offering in which such persons had requested to participate; and (vi) Richfood shall be under no obligation to any Selling Shareholder pursuant to this Section 6.14(c) unless such persons accept the terms of underwriting agreed upon by Richfood and its underwriters.

     (d)  If Richfood is required by the provisions of this
Section 6.14 to use its best efforts to effect the registration of any of its securities under the Securities Act, Richfood will, as expeditiously as possible:

          (i) prepare and file with the SEC a registration statement with respect to the Shares and use its best efforts to cause such registration statement to become and remain effective for a period of time (not to exceed 180 days) required for the disposition of the Shares by the Selling Shareholders;

          (ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Shares covered by such registration statement until the earlier of such time as all of such Shares have been disposed of in a public offering or the expiration of 180 days;

          (iii) furnish to the Selling Shareholders such number of copies of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents, as such Selling Shareholders may reasonably request;

          (iv) use its best efforts to register or qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions within the United States and Puerto Rico as each Selling Shareholder shall request (provided, however, that Richfood shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it is not then qualified or to file any general consent to service of process), and do such other reasonable acts and things as may be required of it to enable such Selling Shareholder to consummate the disposition in such jurisdiction of the Shares covered by such registration statement;

          (v)   furnish, at the request of any Selling
Shareholder: (1) an opinion, dated the date of the closing, of counsel representing Richfood for the purposes of such registration, addressed to the underwriters and the Selling Shareholders, or if the Shares are not being sold through underwriters, then to the Selling Shareholders making such request, in each case, customary for the type of offering and including, without limitation, that the registration statement, the related prospectus, and each amendment or supplement thereto, comply as to form in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the SEC thereunder; and (2) a letter, dated the date of the closing, from the independent certified public accountants of Richfood, addressed to the underwriters, or if such Shares are not being sold through underwriters, then to Richfood and, if feasible, to the Selling Shareholders making such request, substantially to the effect that they are independent certified public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of Richfood included in the registration statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act. Such opinion of counsel shall additionally cover such other legal matters with respect to the registration as the underwriters and the Selling Shareholders may reasonably request.

Such letter from the independent certified public accountants shall additionally cover such other financial matters (including information as to the period ending not more than five (5) business days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as the underwriters and the Selling Shareholders may reasonably request; and

          (vi) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its shareholders, as soon as reasonably practicable, but not later than 18 months after the effective date of the registration statement, an earning statement covering the period of at least 12 months beginning with the first full month after the effective date of such registration statement, which earning statement shall satisfy the provisions of Section 11(a) of the Securities Act.

     (e) The obligations of Richfood under this Section 6.14 are subject to the following terms and limitations:

          (i) Richfood shall be entitled to postpone for up to three months in any 12-month period the filing of any registration statement otherwise required to be prepared and filed by it pursuant to Section 6.14(a) hereof if, at the time it receives a request for such registration, its Board of Directors determines, in its reasonable good faith judgment, that such registration and sale would materially interfere with any financing, acquisition, corporate reorganization or other material transaction involving Richfood then under consideration or would otherwise be detrimental to Richfood and its shareholders; provided, however, that the one year period contemplated by Section 6.14(a) shall be tolled at any time when Richfood has postponed a registration pursuant to this paragraph or is excused from registering Shares pursuant to Section 6.14(b)(iii) hereof (unless, in the case of such Section 6.14(b)(iii), Richfood has notified the members of the Super Rite Group in writing that Richfood will waive the application of such Section with respect to the subject underwritten public offering);

          (ii)  in the event of a request for registration under
Section 6.14(a) hereof, sales shall be made through a nationally recognized investment banking firm selected by Richfood which shall act as managing underwriter;

          (iii) Richfood shall pay all fees and expenses associated with the first registration and offering of shares for the benefit of members of the Super Rite Group pursuant to
Section 6.14(a) (including, without limitation, all SEC and state "Blue Sky" filing fees, all fees and expenses of Richfood's counsel and accountants, all underwriting fees, commissions and expenses, all printing and mailing fees, and the fees and expenses of counsel for the underwriters, if applicable (collectively, "Registration Expenses"), but excluding the fees and expenses of any counsel or accountants retained by any member of the Super Rite Group in connection with such registration and offering); provided, however, that in the event of a registration under Section 6.14(a) hereof, Richfood shall not be obligated to pay the costs related to the preparation of any audited financial statements included in any registration statement required to be prepared and filed by it pursuant to Section 6.14(a) hereof as of any date other than the Saturday nearest to April 30 (or the end of its fiscal year, if other than the Saturday nearest to April 30), or for any audited financial statements for any period of less than 12 months or ending on any date other than the Saturday nearest to April 30 (or the end of its fiscal year, if other than the Saturday nearest to April 30). For all other registrations and offerings of shares pursuant to this Section 6.14, the selling Super Rite Group shareholders shall pay, on a pro rata basis, all Registration Expenses and other costs and expenses associated with such registrations and offerings;

          (iv) Richfood shall not be obligated to provide more than a total of two registrations pursuant to Section 6.14(a) and
Section 6.14(c) hereof; provided, that in the event any shares are excluded in an initial registration pursuant to Section 6.14(c) or in the event such registration is withdrawn or abandoned by Richfood, the Super Rite Group shareholders shall have additional registration rights pursuant to such subsection until such time as the shares originally proposed to be registered thereunder have been registered pursuant to this Section;

          (v) Richfood, the Selling Shareholders and any underwriter of an offering pursuant to any registration statement provided for in this Section shall have entered into an underwriting agreement or other agreement containing provisions with respect to the indemnification of the aforementioned parties in connection with the preparation and use of such registration statement in form and substance reasonably satisfactory to Richfood and any such underwriter; and

          (vi) it shall be a condition precedent to the obligations of Richfood under this Section 6.14 that the Selling Shareholders shall furnish to Richfood such information regarding the Selling Shareholders, the shares proposed to be sold and the intended method of disposition of such securities as Richfood shall reasonably request.

     (f) The registration rights provided herein may not be assigned, by operation of law or otherwise, to any other person; provided, however, that such registration rights may be assigned to the transferee of any shares of Richfood Common Stock received by a member of the Super Rite Group in the Merger (i) if such transfer occurs by will or pursuant to the laws of descent and distribution, or (ii) if the transferee is a member of the immediate family of any member of the Super Rite Group or is a trust for the benefit of any such persons.

     Section 6.15. Indemnification; Insurance. (a) Except as may be limited by applicable Law, from the Effective Time and for a period of three (3) years thereafter, Richfood shall cause Super Rite to maintain all rights of indemnification existing in favor of the directors and officers of Super Rite on terms no less favorable than those provided in the certificate of incorporation and by-laws of Super Rite on the date of this Agreement with respect to matters occurring prior to the Effective Time.

     (b) Richfood shall cause to be maintained in effect for three (3) years from the Effective Time the current policies for directors' and officers' liability insurance maintained by Super Rite (provided that Richfood may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less advantageous) with respect to matters occurring prior to the Effective Time, to the extent such insurance is available to Richfood in the market.

                           ARTICLE VII
       CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

     Section 7.1.   Conditions Precedent to Each Party's
Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions precedent:

     (a) the transactions contemplated in this Agreement shall have been approved by the affirmative vote of the shareholders of Richfood by the requisite vote in accordance with Richfood's
Nasdaq listing agreement;

     (b) the transactions contemplated in this Agreement shall have been approved, and the Plan of Merger shall have been adopted, by the affirmative vote of the shareholders of Super
Rite by the requisite vote in accordance with the DGCL;

     (c) no order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court of competent jurisdiction or any United States governmental authority which prohibits the consummation of the Merger; provided, however, that the parties hereto shall use their best efforts to have any such order, decree or injunction vacated or reversed;

     (d) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect;

     (e) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, all applicable requirements of the Exchange Act shall have been satisfied and any applicable filings under state securities, "Blue Sky" or takeover laws shall have been made;

     (f) the receipt by the parties hereto, based on customary assumptions and on representations set forth in certificates of officers of Richfood and Super Rite, of the opinion of Hunton & Williams and the opinion of Neuberger, Quinn, Gielen, Rubin & Gibber, P.A. (each dated the date of the Effective Time) to the effect that, for United States federal income tax purposes,
(i) the Merger will constitute a "reorganization" under
Section 368(a) of the Code, (ii) no gain or loss will be recognized by Richfood, Merger Subsidiary or Super Rite upon consummation of the Merger, (iii) no gain or loss will be recognized by shareholders of Super Rite upon the exchange of shares of Super Rite Common Stock solely for shares of Richfood Common Stock (including any fractional share interest) in the Merger, (iv) the aggregate basis of shares of Richfood Common Stock (including any fractional share interest) received by a Super Rite shareholder in the Merger will be the same as the aggregate basis of the shares of Super Rite Common Stock exchanged therefor, (v) the holding period for shares of Richfood Common Stock (including any fractional share interest) received by a Super Rite shareholder in the Merger will include the holding period for the shares of Super Rite Common Stock exchanged thereof, if such shares of Super Rite Common Stock are held as a capital asset at the Effective Time and (vi) cash received in lieu of a fractional share of Richfood Common Stock will be treated as having been received as full payment in exchange for such fractional share;

     (g) the shares of Richfood Common Stock required to be issued hereunder shall have been approved for inclusion in Nasdaq subject to official notice of issuance;

     (h) Super Rite and Richfood shall have received a letter from each of Coopers & Lybrand L.L.P. and KPMG Peat Marwick LLP, dated the Effective Time, addressed to and in form and substance reasonably satisfactory to Super Rite and Richfood, stating that the Merger will qualify as a "pooling of interests" transaction under GAAP;


     (i) the receipt of all necessary and material governmental, regulatory, shareholder and third party lender, customer or other clearances, consents, licenses or approvals; and

     (j) the last sale price for Richfood Common Stock, as reported on Nasdaq for the last full day on which the Richfood
Common Stock is traded on Nasdaq prior to the Closing Date, shall not be less than $18.33.

     Section 7.2.   Conditions Precedent to Obligations of Super
Rite. The obligations of Super Rite to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

     (a) there shall have occurred no material adverse change in the business, financial condition or results of operations of the Richfood Companies, taken as a whole, from the date hereof to the Effective Time;

     (b) the representations and warranties of Richfood contained in Article IV shall be true and correct in all material respects when made and at and as of the Effective Time with the same force and effect as if those representations and warranties had been made at and as of such time except (i) to the extent such representations and warranties speak as of a specified earlier date, and (ii) as otherwise contemplated or permitted by this Agreement;

     (c) Richfood shall, in all material respects, have performed all obligations and complied with all covenants necessary to be performed or complied with by it on or before the Effective Time;

     (d) Super Rite shall have received a certificate of the Chairman, President or Executive Vice President of Richfood, in form satisfactory to counsel for Super Rite, certifying fulfillment of the matters referred to in paragraphs (a) through
(c) of this Section 7.2;

     (e) Super Rite shall have received a satisfactory opinion from DLJ as to the fairness of the exchange ratio contemplated in the Plan of Merger, from a financial point of view, to the shareholders of Super Rite;

     (f) all proceedings, corporate or other, to be taken by Richfood in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Super Rite and Super Rite's counsel, and Richfood shall have made available to Super Rite for examination the originals or true and correct copies of all documents that Super Rite may reasonably request in connection with the transactions contemplated by this Agreement; and

     (g)  Super Rite shall have received the opinion of Hunton &
Williams, counsel for Richfood, dated the Effective Time, with respect to such matters as Super Rite may reasonably request.

     Section 7.3.   Conditions Precedent to Obligations of
Richfood. The obligations of Richfood to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

     (a) there shall have occurred no material adverse change in the business, financial condition or results of operations of the Super Rite Companies, taken as a whole, from the date hereof to the Effective Time;

     (b) the representations and warranties of Super Rite contained in Article V shall be true and correct in all material respects when made and at and as of the Effective Time with the same force and effect as if those representations and warranties had been made at and as of such time except (i) to the extent such representations and warranties speak as of a specified earlier date, and (ii) as otherwise contemplated or permitted by this Agreement;

     (c) Super Rite shall, in all material respects, have performed all obligations and complied with all covenants necessary to be performed or complied with by it on or before the Effective Time;

     (d)  Super Rite's consolidated Funded Debt (as defined in
Section 6.1(a) hereof) shall not exceed $109.0 million;

     (e) Richfood shall have received a certificate of the Chairman, President or Executive Vice President of Super Rite, in form satisfactory to counsel for Richfood, certifying fulfillment of the matters referred to in paragraphs (a) through (d) of this
Section 7.3;

     (f) Richfood shall have received a satisfactory opinion from Wheat as to the fairness of the exchange ratio contemplated in the Plan of Merger, from a financial point of view, to the shareholders of Richfood;

     (g) Richfood shall receive consulting and non-competition agreements in the form of Exhibit 7.3 hereto from those persons specified therein;

     (h) all proceedings, corporate or other, to be taken by Super Rite in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Richfood and Richfood's counsel, and Super Rite shall have made available to Richfood for examination the originals or true and correct copies of all documents that Richfood may reasonably request in connection with the transactions contemplated by this Agreement;

     (i) Richfood shall have received the opinion of Neuberger, Quinn, Gielen, Rubin & Gibber, P.A., counsel for Super Rite, dated the Effective Time, with respect to such matters as Richfood may reasonably request; and

     (j) Richfood shall have received from each person specified in Section 6.9 hereof the written agreement referred to in such
Section 6.9.


                          ARTICLE VIII
                 TERMINATION; AMENDMENT; WAIVER

     Section 8.1.   Termination.  This Agreement may be
terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the respective shareholders of Super Rite and Richfood, but prior to the Effective Time:

     (a)  by mutual written consent of Super Rite and Richfood;

     (b) by Super Rite or Richfood, if the Effective Time shall not have occurred on or before December 31, 1995 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or has resulted in the failure of the Effective Time to occur on or before such date);

     (c) by Super Rite if (i) the transactions contemplated in this Agreement shall have been voted on by holders of Richfood Common Stock at a meeting duly convened therefor, and the votes shall not have been sufficient to satisfy the condition set forth in Section 7.1(a) hereof, (ii) there has been a material breach by Richfood of any representation, warranty, covenant or agreement set forth in this Agreement or the Plan of Merger, which breach has not been cured within ten business days following receipt by the breaching party of notice of such breach; or (iii) the Board of Directors of Richfood should fail to recommend to its shareholders approval of the transactions contemplated by this Agreement or such recommendation shall have been made and subsequently withdrawn;

     (d) by Richfood if (i) the transactions contemplated in this Agreement and the Plan of Merger shall have been voted on by holders of Super Rite Common Stock at a meeting duly convened therefor, and the votes shall not have been sufficient to satisfy the condition set forth in Section 7.1(b) hereof, (ii) there has been a material breach by Super Rite of any representation, warranty, covenant or agreement set forth in this Agreement or the Plan of Merger, which breach has not been cured within ten business days following receipt by the breaching party of notice of such breach; or (iii) the Board of Directors of Super Rite should fail to recommend to its shareholders approval of the transactions contemplated by this Agreement and the Plan of Merger or such recommendation shall have been made and subsequently withdrawn;

     (e) by Super Rite if, prior to the Effective Time, a corporation, partnership, person or other entity or group shall have made a bona fide proposal with respect to the acquisition of all of Super Rite's outstanding capital stock, or all or substantially all of Super Rite's assets, that the Board of Directors of Super Rite believes, in good faith after consultation with its financial advisors, is more favorable, from a financial point of view, to the shareholders of Super Rite than the proposal set forth in this Agreement and the Plan of Merger (a "Superior Proposal"); provided, that Richfood does not make, within five business days of receiving notice of such third party proposal, an offer that the Board of Directors of Super Rite believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to Super Rite's shareholders as such Superior Proposal; or

     (f) by Super Rite or Richfood, if any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Mergers and such order, decree, ruling or other action shall have become final and nonappealable.

     Section 8.2. Effect of Termination. If this Agreement is so terminated and the Merger is not consummated, this Agreement shall forthwith become void and have no effect, without any liability on the part of either party or its directors, officers or shareholders, other than the provisions of Section 6.4(b), this Section 8.2, Section 8.3 and Section 9.10.

     Section 8.3.   Termination Fee.

     (a) If this Agreement is terminated (i) by Richfood pursuant to Section 8.1(b) hereof, and the failure of the Effective Time to occur has been caused by or is attributable to any failure by Super Rite to fulfill any of its obligations under this Agreement, (ii) by Richfood pursuant to Section 8.1(d)(i) or
(iii) hereof, (iii) by Richfood pursuant to Section 8.1(d)(ii) hereof and the subject breach existed as of the date hereof, (iv) by Richfood pursuant to Section 8.1(d)(ii) hereof and the subject breach occurs after the date hereof, unless the facts and circumstances giving rise to such breach are outside of the reasonable control of the Super Rite Companies and their Affiliates, or (v) by Super Rite pursuant to Section 8.1(e) hereof, or if the condition contained in Section 7.3(j) hereof is not satisfied prior to the Effective Time, and if Super Rite is not entitled to terminate this Agreement by reason of Section 8.1(c) hereof, then Super Rite shall promptly (and in any event within two days of receipt by Super Rite of written notice from Richfood) pay to Richfood (by wire transfer of immediately available funds to an account designated by Richfood) a termination fee of $7.5 million.

     (b) If this Agreement is terminated by Super Rite (i) pursuant to Section 8.1(b) hereof, and the failure of the Effective Time to occur has been caused by or is attributable to any failure by Richfood to fulfill any of its obligations under this Agreement, (ii) pursuant to Section 8.1(c)(i) or (iii) hereof, (iii) pursuant to Section 8.1(c)(ii) hereof and the subject breach existed as of the date hereof, or (iv) pursuant to
Section 8.1(c)(ii) hereof and the subject breach occurs after the date hereof, unless the facts and circumstances giving rise to such breach are outside of the reasonable control of the Richfood Companies and their Affiliates, and if Richfood is not otherwise entitled to terminate this Agreement, then Super Rite will be entitled to pursue its remedies at law or in equity against Richfood; provided, however, the parties hereto agree that Super Rite shall only be entitled to recover in any such proceeding its proven actual damages, not to exceed $7.5 million.

     (c)  If this Agreement is terminated by Richfood pursuant to
Section 8.1(d)(ii) hereof, or by Super Rite pursuant to Section 8.1(c)(ii) hereof, in either case as a result of a breach of any representation, warranty, covenant or agreement by the other party hereto, which breach was not willful or knowing in nature, and if the breaching party is not otherwise entitled to terminate this Agreement, then the breaching party shall promptly reimburse the non-breaching party that has terminated this Agreement for all out-of-pocket expenses (including all fees and expenses of its counsel, advisors, accountants and consultants) incurred by such non-breaching party or on its behalf in connection with the transactions contemplated in this Agreement.

     (d) This Section 8.3 shall be the sole remedy of the parties hereto in the event of any termination of this Agreement.

     Section 8.4. Amendment. This Agreement and the Plan of Merger may be amended by action taken by both Richfood and Super Rite at any time before or after approval of the transactions contemplated herein by the respective shareholders of Richfood and Super Rite but, after any such approval, no amendment shall be made that would have any of the effects specified in DGCL
Section 251(d) without the approval of the shareholders affected thereby. This Agreement may not be amended except by an instrument in writing signed on behalf of both of the parties hereto.

     Section 8.5. Extension; Waiver. At any time prior to the Effective Time, either party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto by the other party hereto or (iii) waive compliance with any of the agreements or conditions contained herein by the other party hereto. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                           ARTICLE IX
                          MISCELLANEOUS

     Section 9.1.   Survival of Representations and Warranties.
The representations and warranties made herein shall not survive beyond the Effective Time.

     Section 9.2. Brokerage Fees and Commissions. No broker, finder or investment banker (other than DLJ, whose fees shall be paid by Super Rite) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Super Rite; and no broker, finder or investment banker (other than Wheat, whose fees shall be paid by Richfood) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Richfood.

     Section 9.3.   Entire Agreement; Assignment.  This Agreement
(a) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 6.4(b) hereof, all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise.

     Section 9.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

          if to Richfood:

               Richfood Holdings, Inc.
               2000 Richfood Road
               Mechanicsville, Virginia 23211
               Attention: Donald D. Bennett
                          Chairman & Chief
                            Executive Officer


          with a copy to:

               Hunton & Williams
               Riverfront Plaza, East Tower
               951 East Byrd Street
               Richmond, Virginia  23219-4074
               Attention: Gary E. Thompson, Esq.


          if to Super Rite:

               Super Rite Corporation
               P. O. Box 2261
               Harrisburg, Pennsylvania 17105
               Attention:  Alex Grass
                           Chairman & Chief
                             Executive Officer


          with copies to:

               Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.
               Commerce Place, 27th Floor
               One South Street
               Baltimore, Maryland  21202
               Attention:  Isaac M. Neuberger, Esq.


or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     Section 9.5.   Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the Commonwealth of Virginia regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 9.6.   Descriptive Headings.  The descriptive
headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 9.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that each person who is a party to a letter in the form of Exhibit 6.9 hereto shall be entitled to rely upon, and shall be a third-party beneficiary of Richfood's agreement set forth in, the final sentence of Section
6.9 hereof; and provided, further, that each member of the Super Rite Group shall be entitled to rely upon, and shall be a third-party beneficiary of Richfood's agreements set forth in, Section
6.14 hereof.

     Section 9.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 9.9. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     Section 9.10. Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with printing and mailing the Joint Proxy Statement/Prospectus and printing the Registration Statement, and the filing fees related to the Registration Statement, shall be shared equally by the parties hereto.

     Section 9.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                         RICHFOOD HOLDINGS, INC.



                         By: /s/ Donald D. Bennett
                              Donald D. Bennett
                              Chairman & Chief
                                   Executive Officer



                         SUPER RITE CORPORATION



                         By: /s/ Alex Grass
                              Alex Grass
                              Chairman & Chief
                              Executive Officer